EXHIBIT 99.2
For Immediate Release

M.A. Hanna Company
Investor Contact:                 Barb Gould  (216) 589-4085
Media Contact:                    Andy Opila  (216) 589-4018

American Industrial Partners Contact:   Larry Ward (415) 788-7354

M.A. HANNA COMPLETES SALE
OF DAY INTERNATIONAL, INC.

      CLEVELAND (June 6, 1995) ... Day International Group Inc. , a company organized by American Industrial Partners, has acquired Day International, Inc., effective June 6, 1995. Day International was a business unit of M.A.Hanna Company (NYSE/CHX:MAH), an international specialty chemicals company.

      Terms of the sale were not disclosed. M.A. Hanna announced the agreement to sell Day International on April 12, 1995.

      "The funds from the sale of Day International will provide the financial flexibility to pursue growth opportunities in compounding, color and additive concentrates and distribution both internally and through acquisitions in North America, Europe and Asia," said M.D. Walker, chairman and chief executive officer of M.A. Hanna Company.

      Day International, with 1994 sales of $120 million, produces highly engineered printing blankets used on offset printing presses to transfer ink from the printing plate to substrates, like paper, and consumable parts used by textile mills in the production of yarns and fabrics. It has manufacturing facilities in Asheville, North Carolina; Three Rivers, Michigan; Dundee, Scotland; and Lerma, Mexico.

      Based in San Francisco and New York, American Industrial Partners directs equity funds of over $500 million. The firm's partners include a number of former chief executive officers of leading public companies. Investments are focused on companies with strong operating management and significant market shares. The firm has extensive knowledge of the rubber and graphic arts supply industries.

      M.A. Hanna is an international specialty chemicals company with 1994 sales of $1.7 billion. Its primary businesses are plastics and rubber compounding, color and additive concentrates, and distribution of plastic resins and engineered shapes.